EXHIBIT 5.1

September 19, 2003

First Reliance Bancshares, Inc.

2170 W. Palmetto Street

Florence, South Carolina 29501

Re:	Registration Statement on Form S-8

First Reliance Bancshares, Inc. 401(k) Plan and

First Reliance Bancshares, Inc. 2003 Stock Incentive Plan

Ladies and Gentlemen:

We have served as counsel for First Reliance Bancshares, Inc., a South Carolina corporation (the “Company”), in connection with the registration of 750,000 shares of the Company’s common stock, $.01 par value (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), of which 500,000 of the Shares are to be issued and sold by the Company pursuant to the First Reliance Bancshares, Inc. 401(k) Plan (the “401(k) Plan”) and 250,000 of the Shares are to be issued and sold by the Company pursuant to the First Reliance Bancshares, Inc. 2003 Stock Incentive Plan (the “Option Plan”) (the 401(k) Plan and the Option Plan together referred to herein as the “Plans”).

We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the issuance of the Shares pursuant to the Plans as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate governmental officials.

We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of South Carolina.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares, when issued and delivered against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

First Reliance Bancshares, Inc.

September 19, 2003

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP